Exhibit 99.1

PRESS RELEASE

Investors/Media: The Ruth Group Stephanie Carrington/Jason Rando 646-536-7017/7025 scarrington@theruthgroup.com jrando@theruthgroup.com	Contact: Symmetry Medical Inc. Andrew Miclot Senior Vice President Marketing, Sales & Business Development Investor Relations Officer 574-269-7390 ext. 1002

Symmetry Medical Reports Second Quarter 2006 Results

WARSAW, Ind., August 2, 2006 — Symmetry Medical Inc. (NYSE: SMA), an independent provider of products to the global orthopedic device industry, announced today second quarter 2006 financial results for the period ended July 1, 2006.

The Company reported second quarter 2006 revenue of $64.8 million, a decrease of 7.7% over the second quarter of 2005. The Company’s second quarter revenue includes $3.4 million from Riley Medical, which was acquired by the Company in May of 2006.

Gross profit for the second quarter of 2006 was $16.9 million, a 21.2% decrease from gross profit of $21.4 million for the second quarter of 2005. Gross margin for the second quarter 2006 was 26.1%, compared to a gross margin of 30.6% for the second quarter 2005. The lower gross margin rate was primarily a result of higher fixed costs from the 2005 expansion across the Company’s global facilities and reflects sales reductions, which were more pronounced in the higher margin products within each of the Company’s product segments.

Operating income for the second quarter of 2006 was $10.0 million, a 32.0% decrease over operating income of $14.7 million for the second quarter of 2005. Operating margin for the second quarter 2006 was 15.4%, compared to an operating margin of 20.9% for the second quarter 2005.

Income before income taxes for the second quarter of 2006 was $10.7 million, a 17.8% decrease over income before income taxes of $13.0 million for the second quarter of 2005. Second quarter 2006 income before income taxes included a $1.2 million gain on the sale of surplus land adjacent to the Company’s Sheffield, UK facility.

Net income for the second quarter 2006 was $7.7 million, or $0.22 per diluted share, compared to a net income of $8.6 million, or $0.25 per diluted share, for the second quarter 2005. This includes an Indiana Edge tax benefit of $0.3 million.

The weighted average number of diluted shares outstanding during the second quarter of 2006 was 35,177,000.

Brian Moore, President and Chief Executive Officer, stated, “Our revenue growth was impacted by the slowdown in demand for major orthopedic joints throughout the industry. Because of Symmetry’s position in the supply chain for these joints, we were affected disproportionately by these industry developments. These results were further impacted by reduced customer product launches. We are taking advantage of this slower period to extend our “Total Solutions” approach into other markets, as well as to increase acquisition activity. We believe that the Company remains very well positioned to respond to the upturn.”

Mr. Moore continued, “While the current market conditions impact the entire supply chain in orthopedic devices, we remain confident that Symmetry will continue as the leading provider to the orthopedic market.”

Financial Guidance

The following estimates regarding 2006 earnings guidance are based on current market conditions and foreign currency comparisons and are forward-looking. Actual results may differ materially and we refer you to the statement on forward-looking statements that appears at the end of the release.

For the full year 2006, the Company now expects revenue to be in the range of $260 million to $265 million. The Company expects full year 2006 earnings per diluted share in the range of $0.74 to $0.77.

Conference Call

Symmetry Medical will host a conference call at 8:00 a.m. EDT on Thursday, August 3, 2006. A live webcast of the conference call will be available online from the investor relations page of the Company’s corporate website at www.symmetrymedical.com. The dial-in numbers are (866) 700-7101 for domestic callers and (617) 213-8837 for international callers. The reservation number for both is 65747430. After the live webcast, the call will remain available on Symmetry’s website until August 31, 2006. In addition, a telephonic replay of the call will be available until August 17, 2006. In replay dial-in numbers are (888) 286-8010 for domestic callers and (617) 801-6888 for international callers. Please use reservation code 97084244.

About Symmetry Medical Inc.

Symmetry Medical Inc. is an independent provider of implants and related instruments and cases to the orthopedic device industry. The Company also designs, develops and produces these products for companies in other segments of the medical device market, including dental, osteobiologic and endoscopy sectors and provides limited specialized products and services to non-healthcare markets, such as the aerospace market.

Forward-Looking Statements

Statements in the press release regarding Symmetry Medical Inc.’s business, which are not historical facts, may be “forward-looking statements” that involve risks and uncertainties, within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are predictive in nature and are frequently identified by the use of terms such as “may,” “will,” “should,” “expect,” “believe,” “estimate,” “intend,” and similar words indicating possible future expectations, events or actions. Such predictive statements are not guarantees of future performance, and actual results could differ materially from our current expectations. Certain factors that could cause actual results to differ include: the loss of one or more customers; the development of new products or product innovations by our competitors; product liability; changes in management; changes in conditions effecting the economy, orthopedic device manufacturers or the medical device industry generally; and changes in government regulation of medical devices and third-party reimbursement practices. We refer you to the “Risk Factors” and “Forward Looking Statements” sections in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, as well as the Company’s other filings with the SEC, which are available on the SEC’s website at www.sec.gov.

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Symmetry Medical Inc.
Consolidated Statements of
Operations

	Three Months Ended		Six Months Ended
	July1,	July2,	July1,	July2,
	2006	2005	2006	2005
	(In Thousands, Except Per Share Data)
	(unaudited)		(unaudited)
Revenue	$64,760	$70,177	$134,373	$133,937
Cost of Revenue	47,873	48,735	97,145	93,108

Gross Profit	16,887	21,442	37,228	40,829
Selling, general, and administrative expenses	6,892	6,754	13,932	13,702

Operating Income	9,995	14,688	23,296	27,127
Other (income) expense:
Interest expense	925	773	1,586	1,712
Derivatives valuation (gain)/loss	408	189	407	(107)
Other	(2,059)	681	(2,280)	883

Income before income taxes	10,721	13,045	23,583	24,639
Income tax expense	3,042	4,426	7,526	8,356

Net income applicable to common shareholders	$7,679	$8,619	$16,057	$16,283

Net income (loss) applicable to common shareholders per share:
Basic	$0.22	$0.26	$0.46	$0.49
Diluted	$0.22	$0.25	$0.46	$0.47

Weighted average common shares and equivalent shares outstanding:
Basic	34,830	33,239	34,774	33,207
Diluted	35,177	34,477	35,157	34,296

Symmetry Medical Inc.
Consolidated Balance Sheets

	July1,	December 31,
	2006	2005
	(In Thousands, Except Per Share Data)
	(unaudited)
Assets:
Current Assets:
Cash and cash equivalents	$10,686	$12,471
Accounts receivables, net	49,667	44,908
Inventories	43,942	38,783
Refundable income taxes	145	185
Deferred income taxes	2,166	1,867
Derivative valuation asset	—	414
Other current assets	4,119	4,032

Total current assets	110,725	102,660
Propertyand equipment, net	101,688	93,106
Derivative valuation asset	477	170
Goodwill	153,392	124,518
Intangible assets, net of accumulated amortization	27,537	16,327
Other assets	1,066	864
Total Assets	$394,885	$337,645

Liabilities and Shareholders' Equity:
Current Liabilities:
Accounts payable	$16,219	$18,983
Accrued wages and benefits	8,567	10,997
Derivative valuation liability	300	—
Other accrued expenses	3,606	2,696
Income tax payable	725	1,241
Revolving line of credit	2,371	—
Current portion of capital lease obligations	3,017	3,239
Current portion of long-term debt	2,150	1,313

Total current liabilities	36,955	38,469
Deferred income taxes	11,691	11,139
Capital lease obligations, less current portion	6,826	8,532
Long-term debt, less current portion	62,350	26,250
Total Liabilities	117,822	84,390

Shareholders' Equity:
Common Stock, $.0001 par value; 72,410 shares authorized; shares issued July 1, 2006—34,894; December 31, 2005—34,704)	3	3
Additional paid-in capital	270,794	268,973
Retained earnings (deficit)	(1,321)	(17,378)
Accumulated other comprehensive income	7,587	1,657
Total Shareholders' Equity	277,063	253,255
Total Liabilities and Shareholders' Equity	$394,885	$337,645